Exhibit 10.1

                             GENERAL PHYSICS CORPORATION
                                CORPORATE HEADQUARTERS
                              6700 ALEXANDER BELL DRIVE
                              COLUMBIA, MARYLAND  21046
                                    (410) 290-2300



                                                  January 13, 1994


          National Patent Development Corporation
          9 West 57th Street
          New York, New York  10019

          GPS Technologies, Inc.
          6700 Alexander Bell Drive
          Columbia, Maryland  21046

          Dear Sirs:

               The purpose of this letter is to confirm our present mutual intentions regarding the proposed acquisition (the "Transaction") by General Physics Corporation ("GPC") of those assets of GPS Technologies, Inc. ("Seller") described in paragraph 1 of this letter.

               1. Assets Purchased and Liabilities Assumed. On the date of the consummation of the Transaction (the "Closing Date"), Seller shall sell to GPC, and GPC shall purchase, certain assets of Seller (the "Assets") and assume certain specified liabilities of Seller (the "Assumed Liabilities"). The Assets will include all the assets of Seller, other than (a) all of Seller's right, title and interest on the Closing Date in and to the issued and outstanding capital stock of GTS Duratek, Inc. and GP International Engineering & Simulation, Inc. and their related assets and liabilities, (b) investments in certain financed assets, (c) certain furniture and equipment, (d) certain notes receivable of Seller outstanding on the Closing Date and (e) tax refunds payable to Seller. The Assumed Liabilities will include
          (i) the Seller's accounts payable, accrued expenses, billings in excess of costs and estimated earnings on uncompleted contracts, and capital lease obligations, if and only to the extent each of the foregoing is related to the Assets and shown on Seller's financial statements and (ii) liabilities related to Seller's employees to be hired by GPC; Assumed Liabilities will not include (v) the obligations of Seller to its banks under its Revolving Credit and Term Loan Facility (the "Bank Debt"), (w) the obligations of Seller to National Patent Development Corporation ("NPDC") under certain instruments (the "NPDC Debt"),
          (x) tax obligations of the Seller, (y) the obligations of the Seller to any of its employees with respect to severance costs,














          and (z) debt relating to financed assets.

               2. Purchase Price. The purchase price for the Assets will be payable to Seller on the Closing Date and will be comprised of the following:

                    (a)  $10 million in cash (the "Cash");

                    (b) 10-year senior subordinated debentures in the aggregate principal amount of $15 million (the "Debentures"), accruing interest at a rate equal to 6 percent per annum. Such interest shall be payable quarterly during the 10-year term of the Debentures. 70% of such principal shall be payable in equal quarterly payments during the 10-year term of the Debentures, commencing after the five-year anniversary of the Closing Date, with the remaining principal payable on maturity. The Debentures shall be issued pursuant to an Indenture qualified under the Trust Indenture Act of 1939, as amended;

                    (c) Warrants to purchase up to an aggregate of 1,000,000 shares of the Common Stock of GPC, par value $.025 per share ("GPC Common Stock"), at any time before the seven-year anniversary of the Closing Date at an exercise price of $6.00 per share ("the First Warrants"). The exercise price of the First Warrants shall be payable in cash, by exchange (based on principal amount) of Debentures or in a "cashless exercise," at the option of the holders thereof, and the holders of the First Warrants shall be entitled to customary registration rights and anti-dilution provisions;

                    (d) Warrants to purchase up to an aggregate of 88,496 shares of GPC Common Stock at any time before the seven-year anniversary of the Closing Date at an exercise price of $7.00 per share (the "Second Warrants"). The exercise price of the Second Warrants shall be payable in cash, by exchange (based on principal amount) of Debentures or in a "cashless exercise," at the option of the holders thereof, and the holders of the Second Warrants shall be entitled to customary registration rights and anti-dilution provisions; and

                    (e)  3,500,000 shares of GPC Common Stock (the
          "Shares").

                    In the event that the closing market price of the GPC Common Stock on the New York Stock Exchange during the 10 trading days immediately preceding the public announcement of this transaction (the "Transaction Price") is less than $4.00 per share, then GPC will pay to Seller a number of "Third Warrants," as defined herein, equal to (x) $4.00 less (y) the Transaction Price, multiplied by 3,500,000, which product shall be divided by $1.13, provided that the number of the Third Warrants issued to Seller shall not exceed 774,336. As used herein, a "Third Warrant" shall be a Warrant to purchase one share of GPC Common Stock at any time before the seven-year anniversary of the














          Closing Date, at an exercise price of $7.00 per share. The exercise price of the Third Warrants shall be payable in cash, by exchange (based on principal amount) of Debentures or in a "cashless exercise," at the option of the holders thereof, and the holders of the Third Warrants shall be entitled to customary registration rights and anti-dilution provisions.

               3. Definitive Agreement. Seller and GPC shall promptly begin the preparation and negotiation of a definitive purchase agreement (the "Definitive Agreement") for the purchase and sale of the assets and assumption of the Assumed Liabilities. Such agreement will contain customary and appropriate representations, warranties, covenants and conditions (including, without limitation, the conditions set forth in paragraph 5).

               4. Escrow. Of the Debentures delivered pursuant to paragraph 2(b) above, $1.5 million principal amount shall be held in escrow, by an escrow agent acceptable to the parties, as security for (i) the accuracy of the representations and warranties made by Seller in the Definitive Agreement, (ii) costs incurred by GPC in connection with investigations, actions or proceedings by or on behalf of the government with respect to the Seller's business practices, and (iii) the decrease in value of the Assets attributable to the Seller's existing contract with the U.S. government for training services, having a potential value of approximately $59 million, being funded at levels below the authorized limit.

               5. Conditions. Consummation of the Transaction will be conditioned upon the following: (a) the absence of any material adverse change in the financial condition or business prospects of GPC or Seller: (b) negotiation and execution of the Definitive Agreement; (c) receipt of a fairness opinion from Legg Mason Wood Walker, Incorporated, satisfactory to GPC and Seller; (d) consent by certain third parties with respect to certain material contracts to which Seller is a party; (e) to the extent required, expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Transaction; (f) approval of the Transaction by the board of directors of GPC; (g) approval by the board of directors and stockholders of GPC of an amendment to the certificate of incorporation of GPC to increase the number of authorized shares of GPC Common Stock; (h) approval by the stockholders and board of directors of Seller of the Transaction; (i) GPC being able, prior to the Closing, to secure bank financing adequate to meet its ongoing capital requirements, on terms that are acceptable to GPC, Seller and NPDC; and (j) registration under the Securities Act of 1933, as amended (the "Act"), of the Debentures, the GPC Common Stock and the warrants described in paragraph 2 of this letter and effectiveness under the Act of the registration statement related thereto, provided, however, the Seller shall bear the costs of such registration.















               6. Closing. The parties currently contemplate that the Closing Date will take place as soon as practicable.

               7. Publicity. Seller, NPDC, and GPC will use all reasonable precaution to avoid any publicity or public disclosure of their discussions (subject to any requirement of law), without the mutual consent and approval of the other parties thereto.

               8. Expenses. Whether or not the transactions contemplated hereby are consummated, each of Seller, GPC, and NPDC will pay its own costs and expenses incurred in connection with the preparation and negotiation of this letter, the Definitive Agreement and the transactions contemplated thereby.

               9. No Binding Effect. Except for paragraphs 7 and 8, this letter is not to be construed as a legally binding obligation of Seller, NPDC, or GPC, but as a statement of the current intentions and understandings of the parties to proceed with a transaction on the terms outlined herein.

               If you are in agreement with the foregoing, please so indicate by signing two copies of this letter in the space set forth below and returning one of such signed copies to the undersigned.

                                        GENERAL PHYSICS CORPORATION



                                        By:
                                        Name:
                                        Title:


          Accepted and agreed to as of
          the   day of January, 1994:


          GPS TECHNOLOGIES, INC.


          By:
          Name:
          Title:


          NATIONAL PATENT DEVELOPMENT CORPORATION


          By:
          Name:
          Title: